UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

Amendment No. 3

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HEAT BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	26-2844103
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

627 Davis Drive, Suite 400 Morrisville, North Carolina 27560	27560
(Address of principal executive offices)	(Zip Code)

Securities to be registered to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered:

Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A	(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of the common stock purchase rights (the “Rights”) of Heat Biologics, Inc., a Delaware corporation (the “Company”), which were previously registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to the Company’s Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2018 (the “Original Form 8-A”), Amendment No. 1 to the Form 8-A filed with the Commission on March 13, 2019 (“Amendment No. 1 to Form 8-A”) and Amendment No. 2 to the Form 8-A filed with the Commission on March 13, 2020 (“Amendment No. 2 to Form 8-A”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

This description amends the Original Form 8-A, Amendment No. 1 to Form 8-A and Amendment No. 2 to Form 8-A relating to the Rights issued pursuant to the Rights Agreement, dated as of March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019 (“Amendment No. 1”), and Amendment No. 2 thereto, dated as of March 10, 2020 (“Amendment No. 2”), as the same may be amended from time to time (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). The Rights Agreement was scheduled to expire at the close of business on March 11, 2021.

On March 8, 2021, pursuant to the terms of Amendment No. 3 to the Rights Agreement (“Amendment No. 3”), by and between the Company and the Rights Agent, dated as of March 8, 2021, the Company further extended the expiration date of the Rights until the close of business on March 11, 2022, unless the Rights are earlier redeemed or exchanged by the Company as described therein.

The Rights and the Rights Agreement are described in the Original Form 8-A, Amendment No. 1 to the Form 8-A and Amendment No. 2 to the Form 8-A, and such descriptions, as amended hereby, are incorporated by reference herein.  In addition, a copy of the Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Right Certificate and as Exhibit B the form of the Summary of Rights to Purchase Common Stock, is included in the Original Form 8-A and this Form 8-A/A as Exhibit 4.1 and is incorporated by reference herein. Amendment No. 1 is filed as Exhibit 4.2 to this Form 8-A/A and is incorporated by reference herein. Amendment No. 2 is filed as Exhibit 4.3 to this Form 8-A/A and is incorporated by reference herein.  Amendment No. 3 is filed as Exhibit 4.4 to this Form 8-A/A and is incorporated by reference herein.  The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to Exhibits 4.1, 4.2, 4.3 and 4.4.

Item 2.   Exhibits.

Exhibit Number	Description
4.1

Rights Agreement, dated as of March 11, 2018, between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, together with the following exhibits thereto: Exhibit A - Form of Right Certificate; Exhibit B - Summary of Rights to Purchase Shares of Common Stock of Heat Biologics, Inc. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Heat Biologics, Inc. with the Securities and Exchange Commission on March 12, 2018 (File No. 001-35994))

4.2

Amendment No. 1 to the Rights Agreement dated as of March 8, 2019 to the Rights Agreement dated March 11, 2018 by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2019 (File No. 001-35994))

4.3

Amendment No. 2 to the Rights Agreement dated as of March 10, 2020 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 13, 2020 (File No. 001-35994))

4.4

Amendment No. 3 to the Rights Agreement dated as of March 8, 2021 to the Rights Agreement dated March 11, 2018, as amended by Amendment No. 1 thereto, dated as of March 8, 2019, and Amendment No. 2 thereto, dated March 10, 2020, by and between Heat Biologics, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2021 (File No. 001-35994))

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 12, 2021	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer